Exhibit 99.3

Assembly Biosciences Announces the Closing of its Public Offering of Common Stock and Full Exercise of the Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif., December 16, 2019 (GLOBE NEWSWIRE) — Assembly Biosciences, Inc. (Nasdaq: ASMB) (“Assembly”), today announced the closing of its previously announced underwritten public offering of 6,287,878 shares of its common stock to the public at $16.50 per share, which included the exercise in full by the underwriters of their option to purchase 1,136,363 additional shares of common stock. In addition, and in lieu of common stock, Assembly sold to a certain existing investor pre-funded warrants to purchase up to an aggregate of 2,424,242 shares of common stock at a purchase price of $16.499 per pre-funded warrant, which represents the per share public offering price for the common stock less the $0.001 per share exercise price for each such pre-funded warrant. The aggregate gross proceeds to Assembly from this offering were approximately $143.7 million, before deducting underwriting discounts and commissions and other offering expenses payable by Assembly. Assembly intends to use the net proceeds from the sale of the common stock to fund clinical trials, nonclinical studies, research and development and for general corporate purposes.

Jefferies LLC, SVB Leerink LLC and William Blair & Company, L.L.C. acted as joint bookrunning managers for the offering. Mizuho Securities USA LLC and Robert W. Baird & Co. Incorporated acted as co-managers for the offering.

The securities described above were offered pursuant to a shelf registration statement (File No. 333-222366), which was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 10, 2018. A final prospectus supplement relating to this offering was filed with the SEC on December 13, 2019 and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectuses may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by telephone at (800) 621-0687, or by email at prospectus@williamblair.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Assembly Biosciences

Assembly Biosciences, Inc. is a clinical-stage biotechnology company developing innovative therapeutics targeting hepatitis B virus (HBV) and diseases associated with the microbiome. The HBV program is focused on advancing a new class of potent, oral core inhibitors that have the potential to increase cure rates for chronically infected patients. The microbiome program is developing novel oral live microbial biotherapeutic candidates with Assembly’s fully integrated platform, including a robust process for strain identification and selection, GMP banking and production, and targeted delivery to the lower gastrointestinal tract with the GEMICEL® technology.

Forward-Looking Statements

The information in this press release contains forward-looking statements regarding future events, including statements about Assembly’s use of proceeds. Assembly intends such forward-looking statements to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. More information about the risks and uncertainties faced by Assembly are more fully detailed under the heading “Risk Factors” in Assembly’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Except as required by law, Assembly assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Lauren Glaser

(415) 521-3828

lglaser@assemblybio.com